UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1110 Maple Street, P.O. Box 300 — Elma, New York 14059-0300 716-655-5990 Fax 716-655-6012
Dr. Nicholas D. Trbovich
Founder, Chairman of the Board of Directors
and Chief Executive Officer
June 2, 2011
Dear Fellow Shareholder:
     The Annual Meeting of Shareholders will take place on July 1, 2011 at 2:30 p.m. at the Hilton Garden Inn, 4201 Genesee Street, Buffalo, New York 14225. You are cordially invited to attend.
     The enclosed Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon during the meeting. The meeting will also include a report on the state of Servotronics, Inc.’s business.
     To ensure your representation at the meeting, even if you are unable to attend, please sign the enclosed Proxy Card and return it in the postage paid envelope.
     If you have any questions in regard to completing your proxy, please call our Assistant Corporate Secretary, Bernadine E. Kucinski (716) 655-5990.
     Your continued interest and support is very much appreciated.

Sincerely,

Dr. Nicholas D. Trbovich

SERVOTRONICS, INC.
1110 Maple Street
P.O. Box 300
Elma, New York 14059
NOTICE OF
2011 ANNUAL SHAREHOLDERS’ MEETING
To the Shareholders:
     Notice is hereby given that the 2011 Annual Meeting of the Shareholders of Servotronics, Inc. (the “Company”) will be held at the Hilton Garden Inn, 4201 Genesee Street, Buffalo, New York 14225, on Friday, July 1, 2011 at 2:30 p.m., Buffalo time, for the following purposes:
1.	To elect four Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To consider and ratify the appointment of Freed Maxick & Battaglia, CPAs, PC as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Only shareholders of record at the close of business on May 18, 2011 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Dr. Nicholas D. Trbovich Founder, Chairman of the Board of Directors
and Chief Executive Officer

Dated: June 2, 2011
Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on July 1, 2011.
This Proxy statement, form of proxy and the Company’s 2010 Annual Report are available at www.servotronics.com.
SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

June 2, 2011
SERVOTRONICS, INC.
1110 Maple Street
P.O. Box 300
Elma, New York 14059
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 1, 2011
The following information is furnished in connection with the Annual Meeting of Shareholders of SERVOTRONICS, INC. (the “Company”) to be held on July 1, 2011 at 2:30 p.m., Buffalo time, at the Hilton Garden Inn, 4201 Genesee Street, Buffalo, New York 14225. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2010 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained without charge from the Company’s Assistant Corporate Secretary, 1110 Maple Street, P.O. Box 300, Elma, New York 14059. This Proxy Statement and proxy card are first being mailed to shareholders on or about June 2, 2011.
SOLICITATION AND REVOCABILITY OF PROXIES
The enclosed proxy for the Annual Meeting of Shareholders is being solicited by the Directors of the Company. The proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Assistant Corporate Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may be revoked by a shareholder attending the meeting, by withdrawing such proxy and voting in person. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of mails, proxies may be solicited by employees of the Company (who will receive no additional compensation therefor) personally or by telephone or other electronic communications and arrangements may be made with banks, brokerage houses and other institutions, nominees and/or fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained the services of InvestorCom, Inc. 65 Locust Avenue, Third Floor, New Canaan, Connecticut 06840, to assist in the solicitation of proxies and will pay that firm a fee of approximately $3,000 plus expenses.
VOTING INFORMATION
The record date for determining shares entitled to vote has been fixed at the close of business on May 18, 2011. On such date there were outstanding 2,237,371 shares of common stock of the Company, $.20 par value (“Common Stock”), entitled to one vote each.
     The presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock is necessary to constitute a quorum. Directors will be elected by a plurality of all the votes cast at the 2011 Annual Meeting with each share being voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to vote. Ratification of the appointment of Freed Maxick & Battaglia, CPAs, PC as the Company’s independent registered public accounting firm for the 2011 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal. Pursuant to SEC rules, shareholder proposals must have been received by April 20, 2011, which date is 45 days before the date (June 3) on which the Company mailed its proxy materials for last year’s annual meeting, to be considered at the 2011 Annual Meeting. At April 20, 2011, the Company had not received notice of any intention to submit any other matter; and, therefore, the named proxies have discretion to vote on any other matter that comes before the meeting.
     Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the meeting for the purposes of determining a quorum. Proxies relating to “street name” shares of Common Stock that are voted by brokers will be counted as shares of Common Stock (i) present for purposes of determining the presence of a quorum and (ii) as having voted in accordance with the directions and statements on the form of proxy.
PROPOSAL 1: ELECTION OF DIRECTORS
The By-Laws of the Company provide that there shall be not less than three Directors nor more than nine and that the number of Directors to be elected at the Annual Meeting of Shareholders shall be fixed by the Board of Directors. The Board of Directors has fixed the number of Directors to be elected at the meeting at four. Each person so elected shall serve until the next Annual Meeting of Shareholders and until his successor is elected and shall have qualified.
     Each nominee is currently serving as a Director of the Company and was elected at the Company’s 2010 Annual Meeting of Shareholders.
     The Directors believe that all of the nominees are willing and able to serve as Directors of the Company. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.
     The following paragraphs set forth certain information regarding the nominees for election to the Company’s Board of Directors, including the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company. The nominees for election to the Company’s Board of Directors are Dr. Nicholas D. Trbovich, age 75, Nicholas D. Trbovich, Jr., age 51, Donald W. Hedges, Esq., age 89 and Dr. William H. Duerig, age 89.
     Dr. William H. Duerig is an Independent Director of the Company and Chairman of the Company’s Audit Committee. He has been a Company Director since 1990. He has an impressive success record for his leadership performance in many world-recognized advanced technology and state-of-the-art programs and projects. He has served as a Corporate Officer, Program Director, Project Leader and in other similar positions which combined management and advanced technology competence. These positions, programs and projects included being the Physicist in charge of certain key aspects of the Manhattan Atomic Bomb Project, a Principal Staff member of the Applied Physics Laboratory of John Hopkins University, a member of the Board of Directors for the Bumble Bee Missile Program, the Director for the development of telemetering equipment for the Terrier and Talos Missile Systems (precursors for the current Standard Missile Program) and he has served in other management positions such as Corporate Vice President of Research and Engineering and as a consultant. Dr. Duerig, now retired and a market investor, continues to serve on the Board of Directors of technically oriented companies and other organizations. He has a Ph.D. in Solid State Physics and a strong accounting education from the University of Maryland and New

York University respectively. A member of professional, scientific organizations and Honor Societies Sigma Pi Sigma and Sigma Xi, he has published papers in various scientific publications. Dr. Duerig’s wide range of education, expertise and management experience in and across many disciplines qualifies him as an expert from the perspective of meeting corporate goals and corporate responsibility in a technology and profit-driven corporate environment and comprehensively qualifies him to be the financial expert for the Audit Committee and an Independent Director for the Company. Dr. Duerig’s long association with the Company, his demonstrated successful leadership achievements in roles that are academic, commercial and government related in a wide range of technology and business arenas in combination with his organizational expertise and skills (see above) are among the substantial attributes which highly qualifies him as a Company Director.
     Donald W. Hedges, Esq. has been an Independent Company Director since 1967 and is a member of the Audit Committee. Mr. Hedges, a business law attorney, has extensive Corporate Law and finance experience with national and international, private and public companies. His comprehensive experience includes the representation of companies in the preparation of Initial Public Offerings, and at times, as a principal in a broad range of economic and financing activities. A current active practitioner of business law, he is a retired Partner of Wolf, Block, Shorr and Solis-Cohen. His expertise includes a wide range of corporate financing for technology driven activities and otherwise. He was awarded an honorary Doctorate Degree from Webber College and is a Wharton School graduate (BS Economics), a law school graduate (JD Law) of the University of Pennsylvania and he subsequently clerked for the Chief Justice of the Pennsylvania Supreme Court. He is a former aircraft carrier combat fighter pilot and was awarded the Air Medal and the Distinguished Flying Cross for heroic acts performed in the South Pacific. He is an aviation and aerospace cognizant individual whose comprehensive legal knowledge and business experience has been beneficial to the Company. Mr. Hedges’ long association with the Company combined with his successful record as an attorney of national and international representation and negotiation highly qualifies him as a Company Director.
     Mr. Nicholas D. Trbovich, Jr. has served as a Director of the Company since 1990. Mr. Trbovich, Jr. is a significant beneficial owner of the Company’s common shares and son of the Company’s Founder. He provides valuable strategic planning continuity, operational insight and knowledge to the Board based on over 30 years of industry and company experience. He is a former member of the International Board of Directors of the World Entrepreneurs Organization. A current Board member of the American Edged Products Manufacturer’s Association and an Executive Committee Member of the American Knife and Tool Institute, he is a listed inventor or co-inventor on issued patents and patent pending applications that are incorporated in various successful Company products. Over the past 33 years Mr. Trbovich, Jr. has held various engineering, supervisory and management positions of increasing responsibility which led to the Company positions as Director of Corporate Development, Vice President, Executive Vice President, Chief Operating Officer and President. He has also been President, Director and CEO of certain Company Subsidiaries. A holder of two undergraduate Business/Science degrees (Summa Cum Laude) and a life member of MENSA, he has completed graduate courses and various licensing/certification and other programs at Stanford University, Carnegie Mellon University, Purdue University, MIT, Canisius College and others. Recipient of numerous Leadership, Business and Community awards and recognized as one of Western New York’s outstanding leaders, Medaille College honored him with their Distinguished Alumnus Award and a place on their “Alumni Wall of Fame”. He is a former Advisory Board member of two colleges and Co-Founder/Co-Developer of an International Award winning Business and Career Advancement Program. He has presented lectures and conducted seminars on multiple topics including management, leadership development, strategic planning and entrepreneurship throughout the United States and in six different countries. Among other awards, he was an awards recipient speaker at the Army Aviation Association of America’s Annual Conference. Mr. Trbovich, Jr.’s achievements, operational insights, strategic planning continuity, wide-range multi-industry cognizance, specific industry knowledge, experience and established associations highly qualifies him as a Company Director.
     Dr. Nicholas D. Trbovich has been a Company Director since the Company was founded in 1959. As a Founder of the Company, substantial shareholder and as the Company’s past President and current CEO, he has managed personally and through delegation the research, development, engineering, manufacturing and administration of the Company as the Company grew and its goals were achieved over the years. He has guided the Company in its transition from being primarily an engineering entity to a Company with expanded manufacturing and new product capabilities. He has been instrumental and successful in obtaining the appropriate corporate financing from banking institutions and the public sale of common shares to meet the Company’s increased requirements to support new product design, development and enhanced manufacturing capabilities. The Company’s designed and developed products fill key roles in many of the world’s well-known aerospace programs such as the Boeing 700 and Airbus 300 Series of commercial jets, the F-135, F-18, F-16, F-15 and various other jet fighters, jet transports, helicopters, bombers and the Hubbell Space Telescope. Dr. Trbovich’s past and/or current business Directorships include manufacturing companies, banking institutions, professional and other enterprises. An elected Member of the Niagara Frontier Aviation and Space Hall of Fame, he is a holder of patents, recipient of Awards (i.e. Entrepreneur of the Year and other business and/or technical awards), a member of professional associations, a published author, a Guest Lecturer at the University of Rochester, Columbia University, University of Alabama and others. He received the Distinguished Alumnus Award from the University of Rochester where he earned two Doctorates and an MBA. He has also been awarded three Honorary Doctorates from three other colleges, a Doctor of Science (Sc.D.), Doctor of Laws (LL.D) and a Doctor of Humane Letters (L.H.D.) and is a member of three Honor Societies, Beta Gamma Sigma, Pi Lambda Theta and Kappa Delta Pi and a life member of MENSA. He has held various leadership positions including Chairman of the Board of Trustees for two colleges and past Vice Chairman of the Board for a third college. His collective achievements, broad range of recognitions and continuing dedicated efforts to meet and exceed Company goals highly qualifies him as a Company Director.
     The Directors recommend a vote FOR the four nominees listed above. Unless instructed otherwise, proxies will be voted FOR these nominees.
ADDITIONAL COMPANY INFORMATION
Committees and Meeting Data
The Board of Directors has a formal Audit Committee comprised of Dr. Duerig and Mr. Hedges which performs all the functions requested to be performed by the Company’s Independent Directors. The Audit Committee meets with the Company’s Independent Auditors and reviews with them matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of financial, accounting and operating controls, the scope of the audit and the results of the audit. The Audit Committee is also charged with the responsibility of submitting to the Board of

Directors any recommendations it may have from time to time with respect to financial reporting and accounting practices, policies and financial accounting and operation controls and safeguards.
     The Board has (i) determined that Dr. Duerig and Mr. Hedges are Independent Directors pursuant to the listing standards of the NYSE Amex; and (ii) designated Dr. Duerig as the Company’s “Audit Committee financial expert”.
     As previously reported, the Company has a formal Audit Committee which performs all the functions required to be performed by the Company’s Independent Directors. The Company’s full Board of Directors performs the functions of all other committees and in lieu thereof as permitted by the Company’s By-Laws and the current NYSE Amex listing standards. The Board of Directors does not have a standing nominating or compensation committee. Pursuant to Board resolutions, the full Board of Directors approves/ratifies all Director nominees after they are determined by the Independent Directors. See “Director Nominating Process” on page 7. Additionally, the Independent Directors determine the compensation of the Chief Executive Officer and all Executive Officers and such determinations are subsequently submitted to the full Board of Directors for approval/ratification. During the fiscal year ended December 31, 2010, the Audit Committee met 9 times and the Board of Directors met 11 times. No Director attended less than 100% of the meetings held. Each Director is expected to attend the Annual Meeting of Shareholders. In 2010, the Annual Meeting of Shareholders was attended by all Directors.
Report of the Audit Committee of the Board of Directors
The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process and monitoring compliance with standards of business conduct. The Audit Committee operates under a written charter which is available on the Company’s website at www.servotronics.com. Management of the Company has primary responsibility for preparing financial statements of the Company as well as the Company’s financial reporting process. Freed Maxick & Battaglia, CPAs, PC (“FM&B”), acting as Independent Auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.
     In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2010 with the Company’s Management.

2.	The Audit Committee has discussed with the Independent Auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the Independent Auditors required by the Independence Standards Board No. 1, Independence Discussions with Audit Committees and has discussed with FM&B the matter of that firm’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

     Each member of the Audit Committee is independent as defined under the listing standards of the NYSE Amex.

AUDIT COMMITTEE
Dr. William H. Duerig, Chairman
Donald W. Hedges, Esq.
Leadership Structure
Dr. Nicholas D. Trbovich is the Company’s Chairman of the Board and Chief Executive Officer. The Company believes that having one person hold the roles of Chairman of the Board and Chief Executive Officer is the most effective way at this time to organize the leadership structure of the Board of Directors. Having one person hold the roles of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single and clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Because Dr. Trbovich is primarily responsible for managing the Company’s day-to-day operations and strategic plan implementations, he is in the best position to chair meetings of the Board of Directors where key business and strategic issues are discussed. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer coupled with the existence of the Independent Directors is the appropriate leadership structure for the Board of Directors at this time. It provides sufficient independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of the Company’s business operations and strategic plan implementations. The Independent Directors periodically review this structure to assess its effectiveness on a continuing basis.
Board Oversight of Risk Management
The Board of Directors oversees the Company’s risk management process. This oversight is primarily accomplished through the Board’s committees and management’s reporting processes. The Company does not have a formal risk committee; however, the Audit Committee focuses on risk related to accounting, internal controls and financial and tax reporting. The Audit Committee also assesses economic and business risks and monitors compliance with ethical standards. The Independent Directors identify and oversee risks associated with the Company’s executive compensation policies and practices, Director independence, related party transactions and the implementation of corporate governance policies.
Directors’ Compensation
Under the Company’s compensation arrangements, non-employee Directors are paid a yearly Director’s fee of $22,500 plus a per meeting fee of $1,000 and reimbursement of actual expenses for attendance at Board meetings. Directors who are also employees do not receive the Director’s and/or meeting fees. Members of the Audit Committee of the Board are paid a yearly Audit Committee fee of $7,500 plus a per-meeting fee of $750 and reimbursement of actual expenses for attendance at Audit Committee meetings.

     The following table contains information with respect to the compensation paid to the non-employee Directors for the year ended December 31, 2010.

			All other
	Fees Earned or	Option	Compensation
Name	Paid in Cash (1)	Awards (2)	(3)	Total
Dr. William H. Duerig	$41,483	—	$83,463	$124,946
Donald W. Hedges, Esq.	$41,483	—	$83,463	$124,946

(1)	Includes cash compensation earned by the Directors during the fiscal year 2010.

(2)	No options were awarded in 2010. As of December 31, 2010, each of Dr. Duerig’s and Mr. Hedges’ stock option holdings in the Company consisted of: 16,000 options with an exercise price of $4.38 expiring on September 5, 2011; 18,000 options with an exercise price of $2.045 expiring on April 10, 2013; and 7,500 options with an exercise price of $4.70 expiring on December 29, 2015. All stock options listed in this note (2) were exercisable at December 31, 2010.

(3)	In May of 2010, Dr. Duerig and Mr. Hedges each surrendered 15,000 unexercised options to the Company in exchange for a cash payment equal to the difference between the exercise price of $3.8125 and the closing market price ($9.40 on 5/20/2010) of the Company’s common stock on the day of surrender less an administrative charge.
Code of Ethics
The Company has adopted a Code of Ethics and Business Conduct that applies to all Directors, Officers and employees of the Company as required by the listing standards of the NYSE Amex. The Code is available on the Company’s website at www.servotronics.com and the Company intends to disclose on this website any amendment to the Code. Waivers under the Code, if any, will be disclosed under the rules of the SEC and the NYSE Amex.
Director Nominating Process
The determination of the individuals to be nominated for the Board of Directors is made by the Independent Directors. This determination is then subsequently submitted to the full Board of Directors for approval/ratification. The Board has determined that Dr. Duerig and Mr. Hedges are independent under the NYSE Amex listing standards.
     The Board has not adopted specific minimum criteria for director nominees. Nominees are identified by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, the Board first considers the appropriateness of the size of the Board and then considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. Consistent with the concept of diversity, the Company recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion.
     The Board will consider Director nominees from any reasonable source, including nominees suggested by incumbent Board Members and Management as well as Shareholder recommendations tendered in accordance with the Company’s advance notice provisions. The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Shareholder Communications with the Board of Directors
Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 1110 Maple Street, P.O. Box 300, Elma, New York 14059. Correspondence directed to an individual Board member will be referred, if appropriate, to that member. Correspondence not directed to a particular Board member will be referred, if appropriate, to the Chairman of the Audit Committee.
EXECUTIVE OFFICERS
The following is a listing of the Company’s current Executive Officers:

		Position with the Company and Principal Occupation
Name	Age	and Business Experience for Past Five Years
Dr. Nicholas D. Trbovich	75	Founder, Chairman of the Board of Directors; Chief Executive Officer of the Company for more than five years; Also, President of the Company for more than five years before Oct. 2010.

Nicholas D. Trbovich, Jr.	51	Director of the Company since 1990; Chief Operating Officer of the Company since 2007; Executive Vice President of the Company since 2006; President of the Company since Oct. 2010.

Cari L. Jaroslawsky	42	Treasurer and Chief Financial Officer of the Company since 2005; CPA Consultant/ Controller for the Company for more than five years prior to 2005.
     Nicholas D. Trbovich, Jr., an Executive Officer, is the son of Dr. Nicholas D. Trbovich. There are no other family relationships between any of the Directors or Executive Officers of the Company.
Summary Compensation Table
The following table contains information with respect to the annual compensation for the years ended December 31, 2010 and 2009 for the Company’s Chief Executive Officer and the two most highly compensated Executive Officers who were serving as Executive Officers at December 31, 2010 (the “Named Executive Officers”).

				All Other
Name and				Compen-
Principal Position	Year	Salary	Bonus	sation (1)	Total
Dr. Nicholas D. Trbovich	2010	$514,733	$27,500	$353,071	$895,304
Chairman of the Board and CEO	2009	$477,917	—	$240,674	$718,591
Nicholas D. Trbovich, Jr.	2010	$306,070	$22,500	$149,500	$478,070
Director, President and COO	2009	$284,167	—	$89,057	$373,224
Cari L. Jaroslawsky	2010	$165,360	$7,500	$33,460	$206,320
CFO and Treasurer	2009	$153,500	—	$36,102	$189,602

(1)	All Other Compensation for 2010 includes (i) an allocation of 818 shares of Common Stock under the Servotronics Inc.’s Employee Stock Ownership Plan (“ESOP”) for Dr. Trbovich and Mr. Trbovich, Jr., respectively, valued as of 11/30/2010 (the date of allocation), at the closing price on the NYSE Amex of $8.55 per share; (ii) $106,084, $12,105 and $11,445 for Dr. Trbovich, Mr. Trbovich, Jr. and Ms. Jaroslawsky, respectively, for vacation pay in lieu of time off pursuant to a policy that is generally applicable to all employees of the Company; (iii) $8,549, $679 and $218 for Dr. Trbovich, Mr. Trbovich, Jr. and Ms. Jaroslawsky, respectively, for life insurance; (iv) $20,583, $25,923 and $21,797 for Dr. Trbovich, Mr. Trbovich, Jr. and Ms. Jaroslawsky, respectively, for health insurance and medical/health related expenses; (v) $210,858 and $102,460 for Dr. Trbovich and Mr. Trbovich, Jr., respectively for the surrender of unexercised options to the Company in exchange for a cash payment equal to the difference between the exercise price and the closing market price ($9.40 on 5/20/2010) of the Company’s common stock on the day of surrender less an administrative charge. The number of options surrendered for Dr. Trbovich and Mr. Trbovich, Jr. was 37,800 (exercise price of $3.8125) and 18,400 (exercise price of $3.8125), respectively; and (vi) $1,338 for personal use of a company car for Mr. Trbovich, Jr.
Employment Agreements
Dr. Trbovich and Mr. Trbovich, Jr. have employment agreements with the Company pursuant to which they are entitled to receive minimum salary compensation of $529,300 and $314,730 per annum respectively, or such greater amount as the Company’s Board of Directors may approve/ratify and individual and spousal lifetime health and life insurance benefits. In the event of Dr. Trbovich’s or Mr. Trbovich, Jr.’s death or total disability during the term of the employment agreement, they or their respective estates are entitled to receive 50% of the compensation they are receiving from the Company at the time of their death or disability during the remainder of the term of the employment agreement. Also, in the event of (i) a breach of the agreement by the Company, (ii) a change in control of the Company, as defined, or (iii) a change in the responsibilities, positions or geographic office location of Dr. Trbovich or Mr. Trbovich, Jr., they are entitled to terminate the agreement and receive a payment of 2.99 times their average annual compensation from the Company for the preceding five years. If this provision is invoked by Dr. Trbovich or Mr. Trbovich, Jr. and the Company makes the required payment, the Company will be relieved of any further salary liability under the agreement notwithstanding the number of years covered by the agreement prior to termination. The term of the agreement extends to and includes December 31, 2014 for Dr. Trbovich and extends to and includes December 31, 2017 for Mr. Trbovich, Jr., provided however, the term of the agreement will be automatically extended for one additional year beyond its then expiration date unless either party has notified the other in writing that the term will not be extended. If the Company elects not to extend the agreement, Dr. Trbovich and/or Mr. Trbovich, Jr. will be entitled to a severance payment equal to nine months’ salary and benefits.
     The Company provides certain post retirement health and life insurance benefits for Dr. Trbovich and Mr. Trbovich, Jr. Upon retirement and after attaining at least the age of 65, the Company will pay the annual cost of health insurance for the retired executives and dependents and will continue the Company-provided life insurance offered at the time of retirement. The retiree’s health insurance benefits ceases upon the death of the retired executive. The actuarially calculated future obligation of the benefits at December 31, 2010 and 2009 is $295,477 and $236,982, respectively.
Outstanding Equity Awards at 2010 Fiscal Year End
The following table shows information with respect to the value of unexercised options held by the Named Executive Officers as of December 31, 2010. All of the options granted to the Named Executive Officers were exercisable.

		Option Awards
	Number of
	securities
	underlying	Option	Option
	unexercised	Exercise	Expiration
Named Executive Officer	options (#)	Price	Date
Dr. Nicholas D. Trbovich	45,000	$4.3800	09/05/2011
	50,000	$2.0450	04/10/2013
	25,000	$4.7000	12/29/2015
Nicholas D. Trbovich, Jr.	24,000	$4.3800	09/05/2011
	27,000	$2.0450	04/10/2013
	15,000	$4.7000	12/29/2015
Cari L. Jaroslawsky	1,000	$4.7000	12/29/2015
Certain Relationships and Related Transactions
Nicholas D. Trbovich, Jr., President and Chief Operating Officer of the Company, is an inventor or co-inventor of certain issued patents and patent pending applications that are used in the business of a subsidiary of the Company. The patents have been and are currently used by the subject subsidiary on a royalty-free basis with Mr. Trbovich, Jr.’s consent.
     On November 3, 2009, the Company entered into a capital lease with a related party of the Company for certain equipment to be used in the expansion of the Company’s capabilities and product lines. Monthly payments of $7,500 which include an imputed fixed interest rate of 2.00% commenced November 3, 2009 and will continue through the fourth quarter of 2016. At December 31, 2010 the present value of the minimal lease payment is approximately $495,000 (after subtracting approximately $30,000 of imputed interest). Aggregate payments required under the capital lease subsequent to December 31, 2010 are as follows: years 2011 through 2015 $90,000 annually and thereafter $75,000. The Company also entered into a real property lease agreement with the same related party, which provides for annual rental of $60,000. In addition, in the event the Company is successful in obtaining certain tax and/or other incentives from the state the entity operates in, the Company will be required to purchase the building at the appraised value of $506,000. The Company did not exercise its purchase option, but the lessor and the Company extended the lease including purchase option for another year. Additionally, in the event that the Company purchases the building, there is an arrangement payable to the related party, providing a threshold in annual earnings is reached by the new subsidiary, which will result in a percentage payment which could be as low as Zero dollars to a maximum total in the aggregate of $600,000 which is non-recurring. These transactions are related party transactions because the wife of the Company’s President/COO is the sole shareholder of the company that is leasing/selling the assets.

Purchases for inventory from the related party amounted to $56,000 and $15,000 during 2010 and 2009 respectively.
     Proposed transactions between the Company and a related person are submitted to the Independent Directors which compose the Audit Committee for their determinations. In making its determinations, the Audit Committee (i.e., Independent Directors) consider, among other factors, whether the proposed transaction is in the Company’s best interest and is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Independent Directors (i.e., Audit Committee) may, at their discretion, request an independent appraisal if an independent appraisal has not already been provided. A related party is excluded from participating in the determinations of the Audit Committee.
OWNERSHIP OF COMPANY STOCK
Security Ownership of Certain Beneficial Owners
The following table lists the persons that owned beneficially, as of May 18, 2011, more than 5% of the outstanding shares of Common Stock of the Company, based on the Company’s records. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by that person.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class (1)
Servotronics, Inc. Employee Stock Ownership Trust (2)	697,050	(2)	31.2%
1110 Maple Street P.O. Box 300 Elma, New York 14059

Dr. Nicholas D. Trbovich (3)	510,956	(3)	21.7%
1110 Maple Street P.O. Box 300 Elma, New York 14059

Nicholas D. Trbovich, Jr. (4)	110,826	(4)	4.8%
1110 Maple Street P.O. Box 300 Elma, New York 14059

Harvey Houtkin (5)	352,088	(5)	15.7%
160 Summit Avenue Montvale, New Jersey 07645

____________________
(1)	Percent of class is based upon 2,237,371 shares of Common Stock outstanding as of May 18, 2011 plus, in the case of Dr. Trbovich and Nicholas D. Trbovich, Jr., the shares underlying their stock options, all of which are presently exercisable.
(2)	The Trustees of the Servotronics, Inc. Employee Stock Ownership Trust (the “ESOT”) — Dr. Nicholas D. Trbovich and Nicholas D. Trbovich, Jr. — direct the voting of unallocated shares. The participants in the related plan have the right to direct the voting of shares which have been allocated to their respective accounts; if a participant does not direct the vote, the Trustees may direct the vote of that participant’s shares. As of May 18, 2011, approximately 444,712 shares are allocated to the accounts of participants and approximately 255,494 shares remain unallocated.
(3)	This amount includes (i) 26,809 shares held by a charitable foundation for which Dr. Trbovich serves as a Trustee; (ii) 120,000 shares which Dr. Trbovich has the right to acquire under stock options which are currently exercisable; and (iii) approximately 47,207 shares allocated to Dr. Trbovich’s account under the ESOT. These amounts do not include the shares beneficially owned by certain of Dr. Trbovich’s other relatives. Also, except as set forth in this note (3), does not include shares held by the ESOT as to which Dr. Trbovich serves as one of the two Trustees. See note (2) above.
(4)	This amount includes (i) 66,000 shares which Mr. Trbovich, Jr. has the right to acquire under stock options which are currently exercisable; and (ii) approximately 29,012 shares allocated to Mr. Trbovich, Jr.’s account under the ESOT. Except as set forth in the preceding sentence, does not include shares held by the ESOT as to which Mr. Trbovich, Jr. serves as one of two Trustees. See note (2) above.
(5)	This information is based on a statement on Schedule 13D, as last amended on February 12, 2004, filed by Mr. Houtkin with the Securities and Exchange Commission. According to Mr. Houtkin’s statement, he had sole voting and investment power with respect to 190,000 shares and shared voting and investment power with respect to 162,088 shares. Mr. Houtkin disclaimed beneficial ownership in additional shares owned by other members of his family. The Company has received no further information from Mr. Houtkin or on his behalf.
Security Ownership of Management
The following table sets forth, as of May 18, 2011, information as to the beneficial ownership of shares of Common Stock of the Company held by each Director, Executive Officer and by all Directors and Officers as a group (each individual listed in the following table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by that person, except as otherwise indicated):

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class (1)
Dr. Nicholas D. Trbovich	510,956	(2)	21.7%
Nicholas D. Trbovich, Jr.	110,826	(3)	4.8%
Donald W. Hedges, Esq.	46,236	(4)	2.0%
Dr. William H. Duerig	45,093	(5)	2.0%
Cari L. Jaroslawsky	2,000	(6)	0.1%
All Directors and Officers as a group	1,020,243	(7)	40.5%

(1)	Percent of class is based upon 2,237,371 shares of Common Stock outstanding as of May 18, 2011 plus the number of shares subject to stock options held by the indicated person or group.

(2)	See note (7) below and note (3) to the table in “Security Ownership of Certain Beneficial Owners”.

(3)	See note (7) below and note (4) to the table in “Security Ownership of Certain Beneficial Owners”.

(4)	This amount includes 41,500 shares which Mr. Hedges has the right to acquire under stock options which are currently exercisable. Mr. Hedges has sole voting and investment power with respect to 4,261 shares and shared voting and investment power with respect to 475 shares.

(5)	This amount includes 41,500 shares which Dr. Duerig has the right to acquire under stock options which are currently exercisable.

(6)	This amount includes 1,000 shares which Ms. Jaroslawsky has the right to acquire under stock options which are currently exercisable.

(7)	See notes (2) through (6) above. Also includes unallocated shares held by the ESOT over which certain officers, as Trustees of the ESOT, may be deemed to have voting power, as well as shares allocated to the accounts of all Officers as a group under the related plan. See the table in “Security Ownership of Certain Beneficial Owners” and note (2) thereto.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2010.
EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of outstanding	exercise price of	equity compensation
	options, warrants	outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	306,500	$3.49	17,000
Equity compensation plans not approved by security holders	0	0	0

Total	306,500	$3.49	17,000

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on its review of reports filed pursuant to Section 16(a) of the Securities Exchange Act or representations from Directors and Executive Officers required to file such reports, the Company believes that all such filings required of its Executive Officers and Directors and greater than 10% beneficial owners (subject to the qualifications in the following sentence) were timely made for 2010. The Company does not have information with respect to the reporting compliance of Mr. Houtkin or on his behalf.

PROPOSAL 2: RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Freed Maxick & Battaglia, CPAs, PC (FM&B) has been selected by the Board of Directors as the independent public accountants for the Company’s current fiscal year. A representative of FM&B is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of shareholders.
     At the Annual Meeting, the shareholders will be asked to ratify the selection of FM&B as the Company’s independent registered public accounting firm. Pursuant to the rules and regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
     The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Annual Meeting, is required to ratify the appointment of FM&B. The Directors of the Company unanimously recommend a vote “FOR” the ratification of FM&B as the Company’s independent registered public accounting firm for 2011. Unless otherwise instructed, proxies will be voted “FOR” ratification of the appointment of FM&B.
     The following table shows the fees paid or accrued by the Company for the audit and other services provided by FM&B and RSM McGladrey, Inc. for fiscal years 2010 and 2009.

	2010	2009
Audit Fees (1)	$93,500	$86,000
Tax Service Fees (2)	52,020	56,690
All Other Fees (3)	3,150	13,289

Total	$148,670	$155,979

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Tax service fees principally included fees for tax preparation and tax consulting services.

(3)	Primarily for SEC compliance and assistance.
     The Audit Committee pre-approves audit and non-audit services provided by FM&B and RSM McGladrey, Inc.
     The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining our accountant’s independence and has determined that such services have not adversely affected FM&B’s independence.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
Proposals for the Company’s Proxy Material
Shareholder proposals must be received at the Company’s offices no later than February 3, 2012, in order to be considered for inclusion, if appropriate, as a shareholder proposal in the Company’s proxy materials for the 2012 Annual Meeting. Such proposals must also meet the other requirements established by the SEC for shareholder proposals.
Proposals to be introduced at the Annual Meeting, but not intended to be included in the Company’s Proxy Material
For any shareholder proposal to be presented in connection with the 2012 Annual Meeting of Shareholders, a shareholder must give timely written notice thereof to the Company in compliance with the advance notice provisions of the federal securities laws. To be timely, a qualified shareholder must give written notice to the Company at the Company’s offices no later than April 18, 2012.
OTHER MATTERS
So far as the Directors are aware, no matters other than the election of Directors and ratification of the engagement of Independent Auditors will be presented to the meeting for action on the part of the shareholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates in accordance with their best judgment.

By Order of the Directors

Dr. Nicholas D. Trbovich
Founder, Chairman of the Board of Directors and Chief Executive Officer

Elma, New York

SERVOTRONICS, INC.	PROXY
1110 Maple Street	THIS PROXY IS SOLICITED ON
P.O. Box 300	BEHALF OF THE BOARD OF DIRECTORS
Elma, New York 14059
     The undersigned hereby appoints Dr. Nicholas D. Trbovich, Dr. William H. Duerig, Donald W. Hedges, Esq., and Nicholas D. Trbovich, Jr. or each of them, Proxies for the undersigned, with full power of substitution, to vote all shares of Servotronics, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 2:30 p.m., Buffalo time, July 1, 2011, at the Hilton Garden Inn, 4201 Genesee Street, Buffalo, New York 14225, or any adjournments thereof, and directs that the shares represented by this Proxy shall be voted as indicated below:
1. Election of Directors

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
(except as otherwise marked to the contrary below)
INSTRUCTION To withhold authority to vote for any individual nominee, strike a line through his name in the list below:
Dr. Nicholas D. Trbovich, Dr. William H. Duerig, Donald W. Hedges, Esq., and Nicholas D. Trbovich, Jr.
2.	To consider and ratify the appointment of Freed Maxick & Battaglia, CPAs, PC as the Company’s independent registered accounting firm for the 2011 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued and to be signed on the reverse side)

(Continued from other side)
     The shares represented by this Proxy will be voted as directed by the shareholder. The Board of Directors favors a vote FOR Proposals 1 and 2. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Annual Meeting or any adjournment thereof.
     Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Dated , 2011

Signature

Signature

Joint owners should each sign. Executors, administrators, trustees, guardians and corporate officers should indicate their title.